Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 9, 2011

TravelCenters of America LLC

24601 Center Ridge Road

Westlake, Ohio 44145

Re:                               TravelCenters of America LLC Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to TravelCenters of America LLC, a Delaware limited liability company (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 common limited liability company interests (the “Shares”) in the Company, no par value (the “Common Shares”), authorized for issuance pursuant to awards granted under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, as amended (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement in the form being filed with the Commission on the date hereof; (ii) the Plan, certified by Andrew J. Rebholz, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company (the “Officer’s Certificate”), as currently in effect; (iii) a specimen certificate representing the Common Shares, certified pursuant to the Officer’s Certificate as currently in effect; (iv) the Company’s Certificate of Formation, certified by the Secretary of State of the State of Delaware as of July 28, 2011; (v) the Company’s Amended and Restated Limited Liability Company Agreement, dated as of January 31, 2007, and as amended June 15, 2007, November 9, 2009, January 25, 2010 and May 13, 2010, by and among Hospitality Properties Trust, a Maryland real estate investment trust and former parent of the Company, and the other parties thereto (the “LLC Agreement”), certified pursuant to the Officer’s Certificate as currently in effect; (vi) the Company’s Amended and Restated Bylaws, as amended and restated on January 25, 2010 (the “Bylaws”), certified pursuant to the Officer’s Certificate as currently in effect; (vii) certain resolutions adopted by the Board of Directors of the Company on December 1, 2010, and May 12, 2011, relating to the Plan, the issuance of the Shares pursuant thereto, the filing of the Registration Statement and certain related matters, each as certified pursuant to the Officer’s Certificate as in full force and effect; and (viii) the Final Report of the Inspector of Election for the Company’s 2011 Annual Meeting of Shareholders reflecting approval of the amendment to the Plan, as in effect immediately prior to such approval (Proposal No. 3), by a majority of the votes cast in person or by proxy at such meeting.  We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We also have assumed that the LLC Agreement and the Bylaws are the only agreements of the members of the Company as to the affairs of the Company and the conduct of its business, that the holders of the Shares will fully comply with all covenants, conditions and provisions of the LLC Agreement and Bylaws, and that the Shares will not be transferred in violation of the ownership limitations or restrictions under the LLC Agreement and Bylaws.  As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

In rendering the opinion set forth below, we have assumed that, if issued in physical form, certificates representing the Shares will be manually signed by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us representing the Common Shares, or if issued in book entry form, such transfer agent and registrar will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Shares credited to the recipient’s account.  We have also assumed that (i) the Shares will be issued in accordance with the terms of the Plan and (ii) each agreement setting forth the terms of each grant of an award under the Plan is or will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto.

Our opinion set forth herein is limited to the Delaware Limited Liability Company Act, and we do not express any opinion with respect to the laws of any other jurisdiction or the effect thereof on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that the issuance and sale of the Shares has been duly authorized by the Company, and when the Registration Statement becomes effective under the Securities Act and the Shares are issued, delivered and paid for pursuant to and in accordance with the Plan and any applicable award agreement, the Shares will be validly issued and fully paid, and the holders of the Shares will not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a holder of such Shares.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP